Exhibit 99.1

                       WAUSAU-MOSINEE PAPER CORPORATION
                        REPORTS SUBSTANTIAL INCREASE IN
                            FIRST-QUARTER EARNINGS


MOSINEE, WI APRIL 26, 2004 Wausau-Mosinee Paper Corporation (NYSE:WMO) today reported first-quarter earnings of $3.5 million, or $0.07 per share, up substantially from year-ago earnings of $1.3 million, or $0.03 per share. Net sales rose 5 percent to $251.8 million, and shipments increased 2 percent to 215,000 tons.

"Increased first-quarter earnings principally reflect product mix improvement and volume gains driven by successful product development efforts and our strong service platform," explained Thomas J. Howatt, president and chief executive officer. "All three of our business segments posted strong increases in operating profit despite higher fiber costs and continuing high energy prices."

Specialty Paper reported its seventh consecutive quarter of year-over-year profit improvement and its highest quarterly net sales total since the second quarter of 2000. Operating profits more than doubled to $3.5 million, from $1.5 million the year before, and net sales increased 9 percent. "Specialty Paper's profit improvement was driven by new-business development, select selling price increases and strong operations," Mr. Howatt said. "Revenues from products developed within the past three years continued to exceed 40 percent during the quarter, which helped reduce shipments of lower-priced noncore products by 50 percent compared to last year."

Printing & Writing reported first-quarter operating profits of $2.6 million, up substantially from $1.5 million for the same period last year. Net sales were up 2 percent as premium shipments increased 9 percent. "Margins for uncoated printing papers remain well below expectations due to three years of declining demand. We believe, however, that a combination of product breadth, benchmark service and a focus on the growth segments of the market will provide superior returns over the long term," said Mr. Howatt.

Towel & Tissue's first-quarter net sales rose 4 percent, and operating profits increased 32 percent to $5.3 million, from $4.0 million in the prior year, reflecting market share gains and successful cost-reduction efforts. "Innovative product offerings, such as our recently introduced EcoSoft<trademark> Green Seal<reg-trade-mark>1 certified products, have driven growth in our target markets and improved profitability. This focus on premium products, coupled with excellent service, delivers value to our customers and helps us gain market share," Mr. Howatt added.

Looking to the second quarter, Mr. Howatt said, "The benefits of an improving economy have been slow to reach most segments of the paper industry. While we continue to benefit from product development successes and select selling price increases, we expect that historically high energy prices and increasing fiber costs will mitigate a portion of the benefit. Ultimately, we expect second-quarter earnings to represent a solid improvement over the first quarter with results in the range of current analysts' estimates of $0.11 per share to $0.13 per share."

Wausau-Mosinee's first-quarter conference call is scheduled for 11:00 a.m.

(EDT) on Tuesday, April 27, and can be accessed through the Company's web site at www.wausaumosinee.com under "Investor Information." A replay of the webcast will be available at the same site through May 6.

1Green Seal<reg-trade-mark> is a registered trademark of Green Seal, Inc., in Washington, D.C. and is used by permission.

Wausau-Mosinee Paper Corporation produces fine printing and writing papers, technical specialty papers, and "away-from-home" towel and tissue products.

SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The matters discussed in this news release concerning the Company's future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at Company facilities, and other risks and assumptions described in Item 1 of the Company's Form 10-K for the year ended December 31, 2003. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
                             (tables follow)
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
                       WAUSAU-MOSINEE PAPER CORPORATION
                 INTERIM REPORT - QUARTER ENDED MARCH 31, 2004

(in thousands, except  share amounts)
CONDENSED CONSOLIDATED STATEMENTS                          Three Months
     OF OPERATIONS (UNAUDITED)                            Ended March 31,
                                                        2004          2003
Net Sales                                        $   251,815   $   239,826
Cost of Sales                                        225,117       218,947
       Gross Profit                                   26,698        20,879
Selling & Administrative Expense                      18,884        16,244
       Operating Profit                                7,814         4,635
Interest Expense                                      (2,527)       (2,501)
Other Income/(Expense), Net                              194           (14)
     Earnings Before Income Taxes                      5,481         2,120
Provision for Income Taxes                             2,029           785
     Net Earnings                                $     3,452   $     1,335

     Net Earnings Per Share (Basic & Diluted)    $      0.07   $      0.03
     Weighted Average Shares Outstanding (Basic)  51,617,395    51,536,891

CONDENSED CONSOLIDATED BALANCE SHEETS (NOTE 1)        March 31,   December 31,
                                                        2004          2003
Current Assets                                       $267,947      $251,418
Property, Plant & Equipment, Net                      555,708       565,722
Other Assets                                           41,034        40,960
     Total Assets                                    $864,689      $858,100

Current Liabilities                                  $119,985      $115,004
Long-term Debt                                        161,964       162,174
Other Liabilities                                     227,880       230,606
Stockholders' Equity                                  354,860       350,316
     Total Liabilities & Stockholders' Equity        $864,689      $858,100

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
CONDENSED CONSOLIDATED STATEMENTS                          Three Months
       OF CASH FLOW (UNAUDITED)                           Ended March 31,
                                                        2004          2003
Cash Provided by Operating Activities                $14,031       $14,508
Cash Used in Investing Activities:
     Capital Expenditures                             (3,937)       (4,669)
     Acquisition of Business                               0        (8,413)
                                                      (3,937)      (13,082)
Cash Provided by (Used in) Financing Activities:
     Net Borrowings Under Credit Agreements                0         3,030
     Payments Under Capital Lease Obligation             (28)            0
     Dividends Paid                                   (4,382)       (4,381)
     Proceeds from Stock Option Exercises              1,087             0
                                                      (3,323)       (1,351)
     Net Increase in Cash                            $ 6,771       $    75

Note 1 -Balance sheet amounts at March 31, 2004 are unaudited. The December 31, 2003 amounts are derived from audited financial statements.

Note 2 -Effective March 3, 2003, the Company acquired certain assets of a laminated papers producer. The acquisition is being accounted for as a purchase business combination and, accordingly, the purchase price has been allocated using the fair values of the acquired receivables, inventory, machinery and equipment, and identifiable intangible assets. No goodwill was recorded as a result of this acquisition.

Note 3- Interim Segment Information
        The Company's operations are classified into three principal reportable segments: the Printing & Writing Group, the Specialty Paper Group, and the Towel & Tissue Group, each providing different products. Separate management of each segment is required because each business unit is subject to different marketing, production and technology strategies.

        Printing & Writing produces a broad line of premium printing and writing grades at manufacturing facilities in Brokaw, Wisconsin; and Groveton, New Hampshire. Printing & Writing also includes two converting facilities that produce laminated roll wrap and related specialty finishing and packaging products, and a converting facility that converts printing and writing grades. Specialty Paper produces specialty papers at its manufacturing facilities in Rhinelander, Wisconsin; Mosinee, Wisconsin; and Jay, Maine. Towel & Tissue produces a complete line of towel and tissue products that are marketed along with soap and dispensing systems for the "away-from-home" market.
        Towel & Tissue operates a paper mill in Middletown, Ohio, and a converting facility in Harrodsburg, Kentucky.

        Sales, operating profit, and asset information by segment is as follows:
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
        (in thousands, except ton data)                  March 31, December 31,
                                                           2004        2003
        Segment Assets (Note 1)
               Printing & Writing                      $287,628    $283,711
           Specialty Paper                              334,049     334,079
           Towel & Tissue                               162,824     165,199
           Corporate & Unallocated*                      80,188      75,111
                                                       $864,689    $858,100

                                                                  Three Months
                                                                 Ended March 31,
                                                                2004        2003
        Net Sales External Customers (unaudited)
           Printing & Writing                               $100,101    $ 98,377
           Specialty Paper                                   100,931      92,458
           Towel & Tissue                                     50,783      48,991
                                                            $251,815    $239,826

        Operating Profit (unaudited)
           Printing & Writing                               $  2,551    $  1,486
           Specialty Paper                                     3,451       1,512
           Towel & Tissue                                      5,301       4,031
        Total Reportable Segment Operating Profit             11,303       7,029
           Corporate & Eliminations                           (3,489)     (2,394)
           Interest Expense                                   (2,527)     (2,501)
           Other Income/(Expense), Net                           194         (14)
              Earnings Before Income Taxes                  $  5,481    $  2,120

        Depreciation, Depletion and Amortization (unaudited)
           Printing & Writing                               $  4,176    $  4,158
           Specialty Paper                                     6,025       6,122
           Towel & Tissue                                      4,496       4,582
           Corporate & Unallocated                               285         183
                                                            $ 14,982    $ 15,045

        Tons Sold (unaudited)
           Printing & Writing                                 92,240      88,731
           Specialty Paper                                    87,585      87,675
           Towel & Tissue                                     35,423      34,350
                                                             215,248     210,756

        * Segment assets do not include intersegment accounts receivable, cash, deferred tax assets and certain other assets which are not identifiable with the segments.
